Exhibit 8.3

April 28, 2008

World Monitor Trust III

c/o Preferred Investment Solutions Corp.

900 King Street - Suite 100

Rye Brook, NY 10573

Gentlemen:

We are acting as your counsel in connection with preparing a post-effective amendment to the Registration Statement (File No. 333-119612) on Form S-1 under the Securities Act of 1933, as amended (the “1933 Act”), dated May 1, 2006 (the “Registration Statement”), that is being filed by you with the Securities and Exchange Commission (“SEC”) on or about the date hereof.

Our opinion, dated December 21, 2006, is hereby confirmed and extended to the Registration Statement, as amended, as if delivered on the date hereof.

Our opinion relies on and assumes, with your permission, the accuracy of the facts, statements and your representations set forth or referenced in the Registration Statement and the certificates provided to us by your managing owner in connection with this opinion. Any inaccuracy or subsequent change in such facts, statements or representations could adversely affect our opinion.

We hereby consent to the filing with the SEC of this letter as an exhibit to the Registration Statement, as amended, and the reference to this letter and to us under the heading “Federal Income Tax Consequences” in the base prospectus included therein. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP